UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐    Soliciting Material under § 240.14a-12
AutoNation, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2023 Annual Meeting of Stockholders of AutoNation, Inc. will be held in a virtual format only, on Wednesday, April 19, 2023, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:
(1)    To elect the eight director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;
(2)    To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2023;
(3)    To hold an advisory vote on executive compensation;
(4)    To hold an advisory vote on the frequency of the advisory vote on executive compensation;
(5)    To consider a stockholder proposal, if properly presented at the Annual Meeting; and
(6)    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on February 27, 2023, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the virtual Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting. To attend, vote, and submit questions at the 2023 Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2023 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. You may revoke your proxy and reclaim your right to vote at any time prior to its use at the Annual Meeting. The proxy statement includes information on what you will need to attend the virtual Annual Meeting.
By Order of the Board of Directors,
C. Coleman Edmunds
Executive Vice President, General Counsel
and Corporate Secretary
March 9, 2023

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 9, 2023, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 19, 2023

Our 2022 Annual Report and this proxy statement are available at http://www.proxyvote.com.

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PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. Our Annual Meeting will be held in a virtual format only, on Wednesday, April 19, 2023, at 8:00 a.m. Eastern Time. To attend, vote, and submit questions at the 2023 Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2023 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.
Only stockholders of record as of the close of business on February 27, 2023 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 46,899,224 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on or about March 9, 2023.
INFORMATION ABOUT THE ANNUAL MEETING
Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2023	FOR
3	Advisory Vote on Executive Compensation	FOR
4	Advisory Vote on Frequency of the Advisory Vote on Executive Compensation	3 YEARS
5	Stockholder Proposal Regarding Stockholder Ratification of Severance Arrangements	AGAINST
Voting Matters
Quorum. The holders of at least 23,449,613 shares (a majority of shares outstanding on the record date) must be present at the Annual Meeting or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who virtually attend the Annual Meeting may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AN2023, entering the applicable control number, and following the instructions on the Annual Meeting website.
Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, voting instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending and voting during the Annual Meeting. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the eight director nominees and one vote on each other matter. To be elected, each director nominee must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of Proposals 2, 3, and 5 each requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. For Proposal 4, the option receiving the highest number of votes will be deemed to be the preferred frequency of our stockholders.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2, 3, and 5, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposal 4, abstentions will not be counted in determining the preferred frequency for future advisory votes on executive compensation. For Proposals 3, 4, and 5, broker non-votes will not be counted as present and entitled to vote. Brokers will have discretionary authority to vote on Proposal 2, since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxy holders will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxy holders will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxy holders will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
We are pleased to welcome stockholders to our Annual Meeting, which will be held in a virtual format only. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.
To attend and vote at the Annual Meeting, please visit www.virtualshareholdermeeting.com/AN2023 and follow the instructions included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the email you received regarding our proxy materials. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. Please see “Attending the 2023 Annual Meeting of Stockholders of AutoNation, Inc.” below for additional information.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
The Board has nominated the eight persons listed below to stand for election for a term expiring at the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” All of our director nominees were elected by our stockholders at our 2022 Annual Meeting of Stockholders.
Our Board nominees consist of a diverse group of leaders. Two of our Board nominees are women, and one is from an underrepresented racial/ethnic group. Many of our Board nominees have experience serving as executive officers and/or on boards and board committees of major companies. Many of them also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets.
We have set forth below information regarding each person nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our Board nominees provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders. All of our directors are elected annually.
Rick L. Burdick, age 71, has served as our Chairman of the Board since February 2021 and as one of our directors since May 1991. Mr. Burdick previously served as our Lead Independent Director from December 2018 until January 2021. Mr. Burdick also serves as Chairman of the Board of Directors of CBIZ, Inc., a provider of integrated business services and products. From 1988 through 2019, Mr. Burdick was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick’s experience as a senior partner at an international law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
David B. Edelson, age 63, has served as one of our directors since July 2008 and is Chair of the Board’s Audit Committee. Mr. Edelson has served as a Managing Director in the North American Private Equity business of Bain Capital, LP, one of the world’s leading private investment firms, since October 2022. Mr. Edelson previously served as the Chief Financial Officer of the Loews Corporation (NYSE: L), a diversified company with businesses in the insurance, energy, hospitality, and packaging industries, from May 2014 until May 2022; and, thereafter, as a Senior Advisor from July 2022 until October 2022. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman Sachs & Co. and subsequently with JPMorgan Chase & Co. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.
Robert R. Grusky, age 65, has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and was a Senior Advisor through 2019, and a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strategic Education, Inc., an education services company. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Norman K. Jenkins, age 60, has served as one of our directors since December 2020. Mr. Jenkins is President and Chief Executive Officer of Capstone Development, a privately held firm he founded in 2009. Capstone develops and acquires commercial and multi-family real estate, with significant expertise in public-private partnerships and developing hospitality real estate that is generally affiliated with international lodging brands. Prior to launching Capstone, Mr. Jenkins was a senior executive and corporate officer of Marriott International Inc. During his 16 year tenure with Marriott, he served in a variety of leadership roles including, Senior Vice President - North American Lodging Development, Vice President and Chief Financial Officer - Ramada International, Vice President - Owner & Franchise

Services and Acquisition Executive. Prior to joining Marriott, Mr. Jenkins spent 5 years with McDonald’s Corporation where he held positions in finance and operations. Mr. Jenkins currently serves as Lead Trustee of Urban Edge Properties. He previously served on the board of Duke Realty from 2017 until it was acquired by Prologis, Inc. in 2022 and on the board of New Senior Investment Group from 2020 until it was acquired by Ventas, Inc. in 2021. He is a member of the Washington DC Developer Roundtable and is a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees. Mr. Jenkins’s executive and real estate experience led the Board to conclude that he should serve as one of our directors.
Lisa Lutoff-Perlo, age 65, has served as one of our directors since February 2020. Since December 2014, she has served as President and Chief Executive Officer of Celebrity Cruises, a multi-billion dollar cruise line and wholly-owned subsidiary of Royal Caribbean Cruises Ltd. From September 2012 until December 2014, Ms. Lutoff-Perlo was the Executive Vice President, Operations of Royal Caribbean International. Ms. Lutoff-Perlo was the Senior Vice President, Hotel Operations of Celebrity Cruises from 2007 to 2012, and the Vice President, Onboard Revenue of Celebrity Cruises from 2005 to 2007. Ms. Lutoff-Perlo held various senior positions with Royal Caribbean International from 1985 to 2005. Ms. Lutoff-Perlo’s business operations and senior executive management experience led the Board to conclude that she should serve as one of our directors.
Michael Manley, age 59, has served as our Chief Executive Officer and as a member of our Board since November 1, 2021. Prior to joining AutoNation, Mr. Manley served as Head of Americas and as a member of the Group Executive Council for Stellantis N.V., one of the largest automotive original equipment manufacturers in the world, from January 2021 until October 2021. From July 2018 until January 2021, he served as Chief Executive Officer of Fiat Chrysler Automobiles N.V. (“FCA”), a predecessor to Stellantis N.V. Mr. Manley joined DaimlerChrysler (a predecessor to FCA) in 2000 and, prior to becoming FCA’s Chief Executive Officer, served in a number of management-level roles with increasing responsibility overseeing various aspects of FCA’s operations, including as Executive Vice President - International Sales & Marketing, Business Development and Global Product Planning Operations, Chief Executive Officer of Jeep, Chief Executive Officer of Ram, Chief Operating Officer for the Asia Pacific region, and FCA Global Executive Council member. Mr. Manley currently serves on the Board of Directors of Rolls-Royce Holdings plc; however, Mr. Manley is not standing for re-election to such board in 2023. On February 9, 2023, Mr. Manley was appointed to the Board of Directors of Dover Corporation (NYSE: DOV), a diversified global manufacturer and solutions provider delivering innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services. Mr. Manley’s automotive experience, his broad knowledge of the automotive industry, and his position as our Chief Executive Officer led the Board to conclude that he should serve as one of our directors.
G. Mike Mikan, age 51, has served as one of our directors since March 2013. Since January 2019, Mr. Mikan has served as Vice Chairman, President and CEO of Bright Health Group, Inc., a consumer-focused health insurance and services business, and in April 2020, Mr. Mikan became its Chief Executive Officer. Mr. Mikan served as Chairman and Chief Executive Officer of Shot-Rock Capital, LLC, a private investment capital group, from January 2015 until December 2018. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated, including as Executive Vice President and Chief Financial Officer and as Chief Executive Officer of UnitedHealth’s Optum subsidiary. Mr. Mikan previously served as a director of Princeton Everest Fund (formerly known as Princeton Private Investments Access Fund) from 2014 until February 2023 and as a Trustee of Ellington Income Opportunities Fund from 2018 until February 2023. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Jacqueline A. Travisano, Ed.D., age 53, has served as one of our directors since April 2018. Dr. Travisano has served as the Executive Vice President for Business and Finance and Chief Operating Officer of the University of Miami, a private research university, since June 2017. From 2011 to May 2017, Dr. Travisano served as Executive Vice President and Chief Operating Officer of Nova Southeastern University. She began her career at Coopers & Lybrand and is a NACD Governance Fellow. Dr. Travisano’s senior executive and financial, accounting, and operational experience led the Board to conclude that she should serve as one of our directors.

Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of October 20, 2021. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with applicable NYSE listing standards and SEC rules.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines and the codes referenced above by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.
Corporate Governance, Environmental Stewardship, and Social Responsibility Highlights
•Independent Chairman. Rick L. Burdick, one of our independent directors, currently serves as our Chairman of the Board. In addition, our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director.
•Proxy Access. Our by-laws permit a stockholder, or a group of up to 20 stockholders, who has owned 3% or more of our common stock for at least three years to nominate and include in our proxy materials director candidates representing up to the greater of two individuals or 20% of the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements and conditions specified in our by-laws. See “Stockholder Proposals and Nominations for the 2024 Annual Meeting” below.
•Majority Voting with Resignation Policy for Uncontested Director Elections. Our Guidelines provide that an incumbent director who fails to receive a majority vote in an uncontested election shall tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance and Nominating Committee.
•Special Meetings. Our amended and restated by-laws enable stockholders of record holding at least 25% of our common stock to call special meetings of stockholders.
•Recoupment Policy. Under the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation, if a covered officer engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. See “Compensation Discussion and Analysis - Policy Regarding Recoupment of Certain Incentive Compensation” below.
•Prohibition on Hedging and Short Sales. We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.

•Cybersecurity Risk Management. We have developed and continue to enhance our cybersecurity governance program to protect the security of our computer systems, software, networks, and other technology assets against unauthorized attempts to access confidential information or to disrupt or degrade business operations. Our cybersecurity governance program is an integrated IT risk management process that aims to proactively manage cyber and information security risks at AutoNation, implement internal controls required by cybersecurity regulatory requirements as well as our information security control objective documents and information security standards, and improve the efficiency, maturity, and effectiveness of technology functions and processes.
•Environmental Stewardship. We are committed to managing our environmental impact and continually work to reduce it where practicable. We have developed and implemented an Environmental, Health and Safety (“EHS”) Compliance Program. Our EHS Compliance Program is designed to meet our commitment of reducing our environmental impact by implementing standards of practice for managing compliance with applicable regulations, supporting recycling initiatives and pollution prevention practices throughout our organization, encouraging ways to reduce the generation of hazardous waste, promoting environmental awareness to all of our associates and encouraging solution sharing and best practices at all of our locations, assessing the environmental impacts of our activities, and setting appropriate environmental improvement objectives.
•Driving Electrified. As America transitions increasingly toward electric vehicles (“EV”), we have added and continue to add EV charging capabilities at many of our locations, many of which offer EV charging free of charge to customers. In addition, given the growing popularity of EVs, we have also created a “Driving Electrified” section of our purchasing website to help customers shop and compare different vehicles.
•Drive Pink. We are committed to supporting the communities in which we operate. We encourage our associates to be active members in the communities where they live and work through volunteerism and charitable giving. We have transformed our brand through our “Drive Pink” initiative. More than a charitable focus on cancer research and treatment, Drive Pink is a core element of our corporate culture and has impacted customers, associates, and our communities in meaningful ways.
We fund national cancer research and treatment facilities from coast to coast through our philanthropic activities. Through the combined efforts of our associates, vendors, partners, customers, and executive leadership, we have raised and donated over $35 million to support the world-class AutoNation Institute for Breast Cancer Research and Care, the Moffitt Cancer Center, the Breast Cancer Research Foundation, Cleveland Clinic, and other leading cancer facilities.
Our presence is felt at local community-based cancer events, as teams of our associates represent AutoNation at runs, walks, and other fundraisers. Each year, AutoNation celebrates Drive Pink Across America Day by providing our associates with opportunities to deliver thousands of “Totes for Hope” bags stuffed with comfort items for children and adults undergoing cancer care to hospitals in our markets.
•Purpose and Culture. At AutoNation, our associates are our greatest asset. We believe that our human capital management, which includes talent acquisition, development, and retention of a high-quality workforce, is critical to the success and growth of our business. In 2022, we launched our “Go Be Great” campaign which characterizes the collective drive, ambition, and determination of our associates to be the best each and every day, leading the way in customer excellence. We seek to develop and foster a diverse and inclusive work environment based on ethics and integrity where all associates can devote their best efforts to their jobs and “Go Be Great!”
•Diversity and Inclusion. We are committed to an inclusive and welcoming environment where each individual feels valued, respected, and heard. In 2020, we launched ONE AutoNation, an employee-focused initiative designed to embrace diversity in thought and action, promote inclusion despite our differences, and foster ongoing opportunities for learning, growth, and leadership. Our ONE AutoNation mission is to keep driving forward towards a more inclusive world. Our associates are guided by our policies, procedures, and training programs to ensure everyone is treated with respect and has opportunities to reach their full potential. Through ONE AutoNation, we established our Diversity & Inclusion Council in order to ensure a more diverse workforce and cultivate a culture of belonging at AutoNation. Through ongoing education and collaboration, the Council is dedicated to enhancing the associate experience in an atmosphere that values, respects, and celebrates our differences. In addition, we support a number of employee business resource groups (“BRGs”) that are an integral part of our diversity and inclusion strategy. Our BRGs provide employees with the opportunity to engage with colleagues based on shared interests such as ethnic backgrounds, gender, and sexual orientation.
•Talent Acquisition, Development, and Retention. Creating opportunities for employee recognition, mentoring, and advancement is a key factor in our human resources efforts. We provide a range of formal and informal learning programs, which are designed to help our associates continuously grow and strengthen their skills throughout their careers, including: (1) General Manager University, designed to develop existing and future leaders at our stores; (2) Leader Education and Development for high-potential Associates (LEAD) program, designed to facilitate development for our up-and-coming talent; (3) Lead & Learn webinar events, a series of training courses designed to provide fresh perspectives and relevant content to support employee growth and leadership development; and (4) AutoNation’s Mentorship Program, created to offer opportunities for associates to accelerate their personal and professional development through regular interactions specific to career growth and expansion within the organization.
Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, our ongoing and long-term plans for capital allocation, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations. Our Board reviews and approves the Company’s long-term strategic plan developed by management.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes an ongoing review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Compensation, and Corporate Governance and Nominating committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks related to financial reporting, internal controls, and cybersecurity, as well as our comprehensive enterprise risk management process (annually, with quarterly updates, as appropriate) designed to assess, manage and identify risks in order to align Board discussion topics with identified risks. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees and policies and practices relating to environmental, social, and governance issues.
Rick L. Burdick, one of our independent directors, currently serves as our Chairman of the Board. In addition, our Guidelines provide for the selection of a Lead Independent Director if the Chairman of the Board is not an independent director.
The Board believes that having an independent Chairman of the Board is in the best interests of the Company at this time because it allows Mr. Manley to devote his time and attention to the day-to-day operations of the Company, while allowing Mr. Burdick to focus on leading the Board and supporting the initiatives of the Company and management. The Board also believes that our current leadership structure, with the separation of the Chairman of the Board and Chief Executive Officer positions, together with independent leadership at the committee level, enhances the Board’s effectiveness in risk oversight.
Our Board held seven meetings and took three actions by unanimous written consent during 2022. In 2022, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held five executive sessions without management present during 2022.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person then serving as a director attended the 2022 Annual Meeting of Stockholders.

Board Committees
Our Board has three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The charters for each of our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.
The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Rick L. Burdick		✓
David B. Edelson	Chair
Robert R. Grusky			✓
Norman K. Jenkins	✓
Lisa Lutoff-Perlo	✓		✓
G. Mike Mikan		Chair
Jacqueline A. Travisano			Chair
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our consolidated financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial and cybersecurity risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Messrs. Edelson and Jenkins is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of our Audit Committee members.
The Audit Committee held four meetings during 2022. The Audit Committee Report for 2022, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2022, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers, including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.

Pursuant to its charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.
The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
Since October 2019, the Compensation Committee has engaged compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee sought input from Meridian on executive and director compensation matters for 2022, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from Meridian, the Committee’s decisions reflect many factors and considerations.
Meridian did not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC rules and NYSE listing standards.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee held four meetings during 2022 and took one action by unanimous written consent.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; (vii) recommending to our Board assignments to committees; and (viii) reviewing and evaluating the Company’s programs, policies, and practices relating to social and environmental issues.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. The Corporate Governance and Nominating Committee held four meetings during 2022.

The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.
Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:
•our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and
•a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee directors has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that each person who served as one of our directors since the beginning of the last fiscal year, other than Mr. Manley, was “independent” under our director independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:
•accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or
•be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:
•the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and
•whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.
Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.

The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit, Compensation, and Corporate Governance and Nominating committees also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for each committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2022, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.
Board Compensation
Our non-employee director compensation program is designed to ensure alignment with long-term stockholder interests, to ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above, and to recognize the time commitments necessary to oversee the Company.
For 2022, our non-employee director compensation program remained the same as it was for 2021 and consisted of the following:
•annual Board retainer of $50,000 for each non-employee director;
•annual retainer of $200,000 for the independent Chairman;
•annual committee retainers of $25,000 for the Chair of the Audit Committee and $15,000 for the Chair of each of the Compensation and Corporate Governance and Nominating Committees;
•annual award of restricted stock units based on a fixed dollar value of $250,000 as described further below; and
•expense reimbursement in connection with Board and committee meeting attendance.
On January 3, 2022, each of our non-employee directors received a grant of 2,192 (calculated by dividing $250,000 by the closing price of our common stock on the grant date and rounding down to the nearest whole number) vested restricted stock units (“RSUs”) under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (as amended, the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders. The RSUs will settle in shares of the Company’s common stock on the first trading day of February in the third year following the date of grant, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions of the award, and the shares subject to such additional RSUs will be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted.

Our non-employee directors are eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”). We do not provide matching contributions to non-employee directors that participate in the DCP.
    Director Compensation
    The following table sets forth the compensation earned during 2022 by each non-employee director who served in 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Rick L. Burdick	250,000		249,998	499,998
David B. Edelson	75,000		249,998	324,998
Steven L. Gerard	16,667	(2)	249,998	266,665
Robert R. Grusky	50,000		249,998	299,998
Norman K. Jenkins	50,000		249,998	299,998
Lisa Lutoff-Perlo	50,000		249,998	299,998
G. Mike Mikan	65,000		249,998	314,998
Jacqueline A. Travisano	65,000		249,998	314,998
(1)    The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On January 3, 2022, each person then serving as one of our non-employee directors received a grant of 2,192 vested RSUs under the 2014 Director Plan. The grant date fair value of each RSU granted on January 3, 2022 was $114.05, the closing price per share of our common stock on such date.
(2)    Steven L. Gerard passed away on April 12, 2022, and his Board retainer was prorated accordingly.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs and the number of options held, as of December 31, 2022 by each non-employee director who served in 2022, as of December 31, 2022:

Name	Aggregate Number of RSUs Held as of 12/31/2022	Aggregate Number of Options Held as of 12/31/2022
Rick L. Burdick	15,737	—
David B. Edelson	20,737	20,000
Robert R. Grusky	10,973	—
Norman K. Jenkins	5,863	—
Lisa Lutoff-Perlo	5,863	—
G. Mike Mikan	17,907	—
Jacqueline A. Travisano	10,973	—

Director Stock Ownership Guidelines
Under our director stock ownership guidelines, each of our non-employee directors is expected to hold shares of the Company’s common stock having a fair market value of not less than $750,000 by the fifth anniversary of the date of his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held as of February 27, 2023 by our non-employee directors, each of whom has satisfied the guidelines or has time remaining to do so.

Name	Number of Shares Held	Fair Market Value of Shares Held ($)(1)	Progress Towards Stock Ownership Guidelines
Rick L. Burdick	62,560	8,740,883	Achieved
David B. Edelson	57,134	7,982,762	Achieved
Robert R. Grusky	49,286	6,886,240	Achieved
Norman K. Jenkins	8,194	1,144,866	Achieved
Lisa Lutoff-Perlo	8,194	1,144,866	Achieved
G. Mike Mikan	48,834	6,823,086	Achieved
Jacqueline A. Travisano	8,194	1,144,866	Achieved
(1)     The fair market value of the shares is based on the closing price of our common stock on February 27, 2023 ($139.72).

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301. Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.
Stockholder Proposals and Nominations for the 2024 Annual Meeting
Proposals for Inclusion in our Proxy Materials
Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our Proxy Statement for the 2024 Annual Meeting of Stockholders, the proposal must be received by our Corporate Secretary not later than November 10, 2023. All proposals must comply with Rule 14a-8 under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement candidates for up to 20% of our Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to us not earlier than October 11, 2023 nor later than November 10, 2023. Detailed information for submitting proxy access nominations will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.
Other Proposals and Nominations
Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our by-laws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 21, 2023 nor later than January 20, 2024.
In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.
Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of February 27, 2023 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
William H. Gates III One Microsoft Way, Redmond, WA 98052	9,871,303	(2)	21.0%
ESL Investments, Inc. and related entities(3) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	5,549,065	(4)	11.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,147,548	(5)	8.8%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, TX 78746	2,507,983	(6)	5.3%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	3,372,373	(7)	7.2%
(1)    Based on 46,899,224 shares outstanding at February 27, 2023.
(2)    Based on a Schedule 13D filed with the SEC on February 21, 2023, all shares held by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Cascade and Mr. Gates have sole voting and dispositive power with respect to 9,871,303 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033.
(3)    Includes ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“Investments”), The Lampert Foundation (the “Foundation”), and Edward S. Lampert. Partners, RBS, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.”
(4)    Based on a Schedule 13D/A filed with the SEC on January 4, 2023 and a Form 4 filed on February 22, 2023, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 4,408 shares held or controlled by Partners, 162,002 shares held by the Foundation, 5,379,357 shares held by Mr. Lampert, 1,649 shares held by The Nicholas Floyd Lampert 2015 Trust, and 1,649 shares held by The Nina Rose Lampert 2015 Trust. Each of Partners, RBS, and Investments has sole voting and dispositive power with respect to 4,408 shares; the Foundation has sole voting and dispositive power with respect to 162,002 shares; and Mr. Lampert has sole voting and dispositive power with respect to 5,549,065 shares.
(5)    Based on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group has sole voting power with respect to zero shares, shared voting power with respect to 14,405 shares, sole dispositive power with respect to 4,098,063 shares, and shared dispositive power with respect to 49,485 shares.
(6)    Based on a Schedule 13G filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP has sole voting power with respect to 2,449,110 shares and sole dispositive power with respect to 2,507,983 shares.
(7)    Based on a Schedule 13G/A filed with the SEC on February 1, 2023, BlackRock, Inc. has sole voting power with respect to 3,186,901 shares and sole dispositive power with respect to 3,372,373 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of February 27, 2023 regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our 2022 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes (1) shares that may be acquired within 60 days of February 27, 2023 through the exercise of outstanding stock options and (2) vested restricted stock units held by our non-employee directors. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number	Percent(1)
Rick L. Burdick	44,492		18,068	(2)	62,560	*
David B. Edelson	47,663		29,471	(3)	77,134	*
Robert R. Grusky	41,092		8,194	(2)	49,286	*
Norman K. Jenkins	—		8,194	(2)	8,194	*
Lisa Lutoff-Perlo	—		8,194	(2)	8,194	*
G. Mike Mikan	35,530	(4)	13,304	(2)	48,834	*
Jacqueline A. Travisano	—		8,194	(2)	8,194	*
Michael Manley	10,978		—		10,978	*
Joseph T. Lower	19,486		—		19,486	*
Gianluca Camplone	2,342		—		2,342	*
Marc Cannon	16,113		—		16,113	*
C. Coleman Edmunds	13,594		—		13,594	*
James R. Bender	28,090	(5)	—		28,090	*
All current directors and executive officers as a group (12 persons)	231,290		93,619		324,909	*
*    Less than 1%.
(1)    Based on 46,899,224 shares outstanding at February 27, 2023.
(2)    Represents vested restricted stock units.
(3)    Includes 20,000 vested stock options and 9,471 vested restricted stock units.
(4)    Includes 14,259 shares held by a trust for the benefit of Mr. Mikan’s family, of which Mr. Mikan is the trustee.
(5)    As of March 4, 2022, his last day of service with the Company.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain covered officers, and holders of more than ten percent of our common stock file with the SEC reports regarding their ownership and changes in ownership of our securities. Based solely on a review of the copies of such reports filed with the SEC during the year ended December 31, 2022, and written representations that no reports on Form 5 were required, our directors, covered officers, and ten percent stockholders complied with all Section 16(a) filing requirements, except that one Form 4 for four transactions was filed late for Mr. Cade, due to an administrative error that was not the fault of the reporting person.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Compensation Committee:

G. Mike Mikan, Chair
Rick L. Burdick

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (referred to as the “Committee” in this section) of the Board has made under those programs, and the factors considered in making those decisions.
Executive Officer Transitions. On March 1, 2022, Gianluca Camplone joined the Company as Chief Operating Officer Precision Parts and Executive Vice President, Head of Mobility, Business Strategy, and Development. James Bender, our former President and Chief Operating Officer, retired from the Company on March 4, 2022.
Named Executive Officers. Our “named executive officers” for 2022 are listed in the table below.

Michael Manley	Chief Executive Officer and Director
Joseph T. Lower	Executive Vice President and Chief Financial Officer
Gianluca Camplone	Chief Operating Officer Precision Parts, and Executive Vice President, Head of Mobility, Business Strategy, and Development
Marc Cannon	Executive Vice President and Chief Customer Experience Officer
C. Coleman Edmunds	Executive Vice President, General Counsel and Corporate Secretary
James R. Bender	Former President and Chief Operating Officer
2022 Financial Highlights
Our adjusted operating income increased 8% and our adjusted earnings per share increased 35% in 2022 as compared to 2021. Our adjusted earnings per share in 2022 was an all-time record for the Company. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information regarding our financial results and see Annex A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
Compensation Philosophy and Objectives
Our executive compensation programs are administered by the Committee. The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee believes that total compensation for each of our executive officers should be fair for the services rendered and competitive with market practice. In addition, the Committee designs our executive compensation program to be transparent and easily understood and administered, which is why the key components of executive compensation are limited to a base salary, an annual cash incentive award based on the achievement of a predetermined performance goal, and long-term incentive awards in the form of time-based and performance-based equity awards. The Committee strives to ensure executive compensation aligns management with the Company’s annual and long-term plans and strategy and stockholder interests.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, deploying capital productively, and increasing long-term stockholder value. The Committee also considers the scope of each executive’s experience, duties and responsibilities, individual performance, and total compensation, as well as compensation market data derived from our peer group. Our Chief Executive Officer reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

For 2022, as in prior years, a significant portion of the total compensation for each named executive officer was allocated to compensation in the form of an annual performance-based cash incentive award and performance-based equity awards in order to provide incentives to enhance long-term stockholder value.
The Role of the Compensation Consultant. Since 2019, the Committee has engaged a compensation consultant, Meridian Compensation Partners, LLC, an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Committee sought input from Meridian on executive compensation matters for 2022, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of Meridian.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2022, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group included comparable companies from specialty retail and related industries, which were selected based on specific financial measures, including, but not limited to, revenue, total assets, headcount, market capitalization, net income, and profit margins. For purposes of 2022 executive compensation decisions, the Committee undertook a review of our peer group used for 2021. The Committee determined that, for 2022, Tiffany & Co. should be removed from the peer group, because it was acquired by LVMH Moët Hennessy Louis Vuitton in 2021. For 2022, our peer group consisted of the following companies:

AutoZone, Inc.	Dollar General Corporation	Macy’s Inc.
Bath & Body Works, Inc.	Dollar Tree, Inc.	Nordstrom, Inc.
Bed Bath & Beyond Inc.	The Gap, Inc.	Penske Automotive Group, Inc.
Best Buy Co., Inc.	Genuine Parts Company	Ross Stores, Inc.
CarMax, Inc.	Kohl’s Corporation	The TJX Companies, Inc.
The Committee reviewed executive compensation benchmark data in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2022. The Committee, however, did not set executive compensation at a specific target percentile within the peer group.
The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, setting incentive opportunities that closely link executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.
2022 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2022 were:
•base salary;
•an annual performance-based cash incentive award; and
•long-term incentive compensation in the form of time-based and performance-based restricted stock units (“RSUs”).
Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each element of compensation paid to our named executive officers for 2022.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include an executive’s experience, the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation. For 2022, Messrs. Cannon, Edmunds, and Bender each received a base salary merit increase equal to 3%, and Mr. Lower received a base salary merit increase equal to 5%, in each case effective as of February 15, 2022. Mr.

Manley’s base salary is consistent with the terms of his employment agreement. Based on his date of hire, Mr. Camplone was not eligible for a merit increase in 2022.
Annual Incentive Awards
A core component of our executive compensation program is the annual performance-based cash incentive program in which our executive officers participate. The program is designed to incentivize our senior management team to continually improve our operating performance and to use capital to maximize returns.
In February 2022, the Committee established a performance goal for the 2022 annual incentive program under the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”) based upon a specified level of adjusted operating income per basic share, taking into consideration our 2021 financial results, anticipated industry dynamics for 2022, planned capital investments, our macroeconomic outlook, payout opportunities, and pay-for-performance alignment. For 2022, the adjusted operating income per basic share target was set more than 129% higher than the target for 2021. Each of our named executive officers participated in the annual incentive program for 2022.
The following table sets forth the 2022 threshold, target, and maximum payout levels established under the annual incentive program for each of our named executive officers based on the adjusted operating income per basic share performance metric:

Performance		Payout
Threshold	$21.79	50%
Target	$27.24	100%
Maximum	$43.58	200%
In calculating the level of our performance under our annual performance-based cash incentive program, certain adjustments are made to operating income per basic share to ensure that operating performance is fairly measured to incentivize management appropriately. For example, floorplan interest expense is charged against operating income to ensure management manages this expense. On a GAAP basis, floorplan interest expense is not included in operating income. Operating income per basic share is also adjusted for acquisitions and to reflect a capital charge for the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The Committee also has the authority to make, and from time to time makes, appropriate equitable adjustments to reflect the impact of unusual or infrequently occurring items.
One hundred percent of the target incentive award for each participant was based upon achievement of the predetermined performance goal. The annual incentive awards were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goal, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee had absolute “negative discretion” to eliminate or reduce the amount of any award under the program.
The following table sets forth the 2022 threshold, target, and maximum annual incentive awards, expressed as a percentage of salary, established by the Committee for each of our named executive officers in 2022. Target bonus opportunities were set based on the Committee’s objective of aligning a significant portion of executive compensation with the achievement of objective annual performance goals and a consideration of peer group and market data. The threshold, target, and maximum annual incentive award for each named executive officer that was eligible for an annual incentive award in 2021 remained the same for 2022 as compared to 2021.

Participant	Threshold	Target	Maximum
Michael Manley	100%	200%	400%
Joseph T. Lower	45%	90%	180%
Gianluca Camplone	45%	90%	180%
Marc Cannon	40%	80%	160%
C. Coleman Edmunds	38%	75%	150%
James R. Bender	50%	100%	200%

During 2022, our results of operations benefited from a significant increase in gross profit per new vehicle retailed, resulting from strong demand and historically low new vehicle inventory levels, as well as record results for After-Sales and Customer Financial Services. As a result, our actual results for 2022 were above the performance target set by the Committee. Based on our financial performance against the performance target, incentive awards under the 2017 Plan were paid at 171% of the targeted levels.
The following table sets forth our performance under the 2017 Plan for 2022:

2022 Performance Metric	Target	Attainment	Payout Relative to Individual Target
Adjusted Operating Income Per Basic Share	$27.24	$35.63	171%
Actual payouts to our named executive officers are shown in our “Summary Compensation Table” under “Compensation Tables” below. Mr. Camplone received a prorated award based on his date of hire. Consistent with the terms of the 2017 Plan, since Mr. Bender was retirement-eligible, he received a prorated award based on time served during the applicable performance period.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives, which align the long-term interests of management with the long-term interests of our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and creating an owner-oriented culture.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. The sum of all stock-based awards granted to AutoNation employees in 2022 represented potential share issuances equal to approximately 0.5% of our outstanding common stock, based on the number of shares outstanding at the beginning of 2022.
Annual Awards
In February 2022, the Committee, advised by Meridian and based on a review of peer group and market data, approved the 2022 long-term incentive plan under the 2017 Plan, which included RSU awards (the “2022 RSU Awards”) for each of our named executive officers. The Committee generally sets the target award levels for long-term incentive awards that may be earned by each executive, taking into account the executive’s position, experience, and job duties. While the Committee considers peer group data, the Committee does not target a specific percentile within the peer group. The Committee also considers an executive’s individual skills, experience, both in general and in the role, and future potential in establishing the target value of each executive’s award.
For 2022, the Committee, advised by Meridian and based on its review of peer group and market data, and in recognition of the contributions by our executive team to our strong total shareholder returns in 2021, as well as their ability to improve our financial results, increased the target grant date values for the 2022 RSU Awards for each of Messrs. Lower and Bender. The following table sets forth the target grant date value for the 2022 RSU Awards that the Committee approved in February 2022 for each of our named executive officers.

Participant	2022 RSU Award Target Value
Michael Manley	$7,200,000
Joseph T. Lower	$2,000,000
Gianluca Camplone	$2,000,000
Marc Cannon	$1,800,000
C. Coleman Edmunds	$1,400,000
James R. Bender	$2,783,000

The 2022 RSU Awards for each of our named executive officers were made on March 1, 2022 in the form of four different grants of RSUs. For each of Messrs. Manley and Camplone, the first grant was a time-based award, representing approximately one-third of the total number of RSUs they received in March 2022, and was made subject to a three-year installment vesting schedule pursuant to which one-third of the grant will vest on the first three anniversaries of the grant date. For each of Messrs. Lower, Cannon, Edmunds, and Bender, the first grant was also a time-based award, representing approximately two-thirds of the total number of RSUs they received in March 2022, and was made subject to (1) the achievement by the Company of not less than $450 million of “Adjusted EBIT” (defined as gross profit, less selling, general, and administrative expenses, less floorplan interest expense, and less depreciation and amortization) for fiscal year 2022 (the “2022 Performance Goal”) and (2) a four-year installment vesting schedule pursuant to which 25% of the grant will vest on the first four anniversaries of the grant date. The Committee certified the achievement of the 2022 Performance Goal in February 2023.
The second, third, and fourth grants (collectively, the “2022-2024 PBRSUs”), together representing approximately two-thirds of the total number of RSUs granted to each of Messrs. Manley and Camplone in March 2022 and approximately one-third of the total number of RSUs granted to each of Messrs. Lower, Cannon, Edmunds, and Bender in March 2022, were made subject to a three-year performance period (fiscal years 2022-2024) based on (a) a measure of earnings for the second grant (referred to as “Adjusted EBITDA” below), (b) a measure of return on invested capital for the third grant (referred to as “ROIC” below), and (c) certain customer satisfaction indices for the fourth grant (referred to as “CSI” below). The second, third, and fourth grants represented 40%, 40%, and 20%, respectively, of the total number of 2022-2024 PBRSUs granted in 2022 to our named executive officers.
The 2022-2024 PBRSUs will cliff vest (provided they have not been forfeited earlier) following the three-year performance period, with zero to 150% of the target number of shares vesting depending on the Company’s performance relative to the applicable performance metric. Target levels of Adjusted EBITDA, ROIC, and CSI were established by the Committee in February 2022 after consultation with Meridian and a review of the strategic plan for fiscal years 2022-2024. The target levels for the 2022-2024 PBRSUs were set at levels viewed as challenging but attainable, while the maximum goals were considered to be much more demanding.
The Committee chose Adjusted EBITDA as a performance measure because the Committee believes it is a strong indicator of overall financial performance and a key indicator used by industry analysts to evaluate operating performance and it motivates our executives to drive company growth and profitability. The ROIC measure is intended to hold executives accountable for returns on capital investments. The CSI measure is intended to increase customer satisfaction and retention. The Committee believes that these performance measures appropriately align the interests of our executive officers with the interests of our stockholders, incentivize our executives to strive for continuously improving performance, and provide variable compensation based on performance achieved against pre-established goals.
The 2022-2024 PBRSUs granted to Mr. Bender were prorated based on time served during the performance period (2 months out of 36) since he was retirement-eligible.
Settlement of 2020-2022 PBRSUs. In the first quarter of 2023, the Committee certified the Company’s performance relative to the performance goals established for the 2020-2022 PBRSUs awarded to Messrs. Lower, Cannon, Edmunds, and Bender in 2020. None of our other named executive officers received an award of 2020-2022 PBRSUs, since they were not serving as executive officers in 2020.
The following table sets forth our performance relative to each performance goal established for the 2020-2022 PBRSUs.

2020-2022 RSUs	Threshold(1)	Target	Maximum(2)	Actual	Payout(3)
Adjusted EBITDA Metric (3-year cumulative)(4)	$2,003	$2,670	$2,937	$5,361	150%
ROIC Metric (3-year average)(5)	8.25%	10.25%	12.25%	23.74%	150%
CSI Metric (3-year average)(6)	60%	70% - 75%	85%	76.50%	108%
(1)    50% payout.
(2)    150% payout.

(3)    A linear interpolation is applied for performance above threshold and below maximum.
(4)    Our Adjusted EBITDA metric is defined as gross profit, less selling, general, and administrative expenses, less floorplan interest expense, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan. Amounts presented in millions.
(5)    Our ROIC metric is defined as (x) gross profit, less selling, general, and administrative expenses, less floorplan interest expense, less depreciation and amortization, and less income taxes divided by (y) our Adjusted Average Invested Capital, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan. Adjusted Average Invested Capital is defined as the average balance for each quarter-end during the three-year performance period of non-vehicle long-term debt, plus current maturities of non-vehicle long-term debt, plus commercial paper, plus total shareholders’ equity, less cash and cash equivalents.
(6)    Our CSI metric is calculated based on customer satisfaction indices established by certain vehicle manufacturers.
The Adjusted EBITDA, ROIC, and CSI grants represented 40%, 40%, and 20%, respectively, of the total number of 2020-2022 PBRSUs awarded to Messrs. Lower, Cannon, Edmunds, and Bender in 2020. Accordingly, the payout for the 2020-2022 PBRSUs was 142%, on a weighted-average basis, of the target number of shares awarded. Mr. Bender’s payout was prorated based on time served during the applicable performance period.
Other Awards
In connection with his appointment as our Chief Operating Officer Precision Parts, and Executive Vice President, Head of Mobility, Business Strategy, and Development, on March 1, 2022, Mr. Camplone was granted an inducement award of RSUs subject to a one-year vesting schedule with an aggregate grant date fair value of approximately $200,000, as well as a cash sign-on bonus in the amount of $600,000, subject to his obligation to repay such bonus in the event that he resigned from employment prior to the one-year anniversary of his start date with the Company. These awards were intended to replace certain compensation that Mr. Camplone forfeited from prior employment in connection with his recruitment to the Company.
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites, including participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, executive health benefits, personal use of sporting or entertainment event tickets, and occasional use of secretarial services with respect to personal matters. The Company car programs are part of a competitive compensation package used to attract and retain executive talent in our industry and to familiarize our executive officers with the products that we sell.
The Committee believes that the perquisites provided to the named executive officers are consistent with market practice and contribute to executive productivity and retention.
Our compensation program for named executive officers also includes other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs.
Employment Agreement with CEO
We enter into employment agreements with persons serving as our Chief Executive Officer. The Committee believes that an employment agreement is appropriate to provide certainty regarding terms and conditions of employment and to aid in recruitment and retention.
In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Manley on September 9, 2021. The Committee believes that entering into the employment agreement with Mr. Manley furthered our efforts to attract and recruit him to the Company. See the narrative following the “Summary Compensation Table” below for more information regarding his employment agreement.

Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
Our employment agreement with Mr. Manley and our letter agreement with Mr. Camplone each provides for payments or benefits at, following, or in connection with, termination under certain circumstances. We do not have employment agreements with our other named executive officers.
Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals, the performance goals will be deemed to be achieved at the target level of performance, and the awards will vest in full at the end of the applicable performance period, subject to the participant’s continued employment. Also if awards remain outstanding in connection with a change in control, the 2017 Plan only provides for “double trigger” vesting. Specifically, if within 24 months following such change in control, a participant’s employment or service is terminated without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable. These provisions are designed to promote stability and continuity of senior management.
In April 2018, the Board adopted the Severance Plan to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,
•at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.
Each named executive officer who was serving as an executive officer of the Company as of December 31, 2022, other than Messrs. Manley and Camplone, was covered by the Severance Plan as of such date.
Mr. Bender’s retirement, effective as of March 4, 2022, did not constitute a termination without “cause” or a resignation for “good reason” under the Severance Plan, and he did not receive any benefits thereunder.
Policy Regarding Recoupment of Certain Incentive Compensation
In February 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Recoupment Policy”). Under the Recoupment Policy, if an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company engages in fraud, intentional misconduct, or gross negligence, and as a result, we are required to restate our financial statements due to material noncompliance with any financial reporting requirement, then we may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which we are required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. The incentive compensation covered by the Recoupment Policy includes cash bonuses based on achievement of financial performance metrics and any equity-based compensation (e.g., stock, restricted stock units or options). Each of our named executive officers is subject to the Recoupment Policy. A copy of the Recoupment Policy is available at investors.autonation.com.
Consideration of the Company’s Stockholder Vote on Executive Compensation
At both our 2011 and 2017 Annual Meetings of Stockholders, our stockholders voted, on an advisory basis, to approve a triennial holding of the advisory vote on executive compensation. The Committee considers the results of each advisory vote on executive compensation. At our 2011, 2014, 2017, and 2020 Annual Meetings of Stockholders, our executive compensation program was approved by our stockholders, on an advisory basis, by more than 96%, 98%, 98%, and 98% of the votes cast, respectively. The Committee interpreted these results as an endorsement of our compensation program’s design, rigor, and direction.
2023 Executive Compensation Decisions
In February 2023, the Committee, advised by Meridian and based on a review of peer group and market data, approved the 2023 long-term incentive plan under the 2017 Plan, which included RSU awards (the “2023 RSU Awards”) for each of our executive officers.
The 2023 RSU Awards for each of our executive officers were made on March 1, 2023 in the form of three different grants of RSUs. The first grant was a time-based award, representing approximately 40% of the total number of RSUs they received in March 2023, and was made subject to a three-year installment vesting schedule pursuant to which one-third of the grant will vest on the first three anniversaries of the grant date. The second and third grants (collectively, the “2023-2025 PBRSUs”), together representing approximately 60% of the total number of RSUs granted to each of our executive officers in March 2023, were made subject to a three-year performance period (fiscal years 2023-2025) based on (a) our total shareholder return relative to a peer group approved by the Committee for the second grant and (b) a measure of return on invested capital for the third grant. The second and third grants each represented 50% of the total number of 2023-2025 PBRSUs granted to our executive officers.
Tax Policies
In evaluating the Company’s executive compensation program, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. The Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, in establishing the cash and equity compensation programs for the executive officers. Section 162(m) of the Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the Compensation Committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.
Prohibition on Hedging and Short Sales
We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.

Executive Stock Ownership Guidelines
In order to further align the long-term interests of management with the interests of our stockholders and to ensure an owner-oriented culture, the Board has established stock ownership guidelines for each of our executive officers. These guidelines provide that the Board expects that each Executive Vice President will hold shares of our common stock having a fair market value of not less than two times his or her annual base salary. These guidelines further provide that a covered executive is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. In addition, the guidelines provide that each covered executive is expected to satisfy the guidelines by the date that is five years after he or she became a covered executive.
Pursuant to the terms of Mr. Manley’s employment agreement, he is required to acquire within three years of his employment commencement date, shares of our common stock with a fair market value equal to five times his annual base salary, provided that any and all RSUs held by him shall be counted as owned by him, once performance-based conditions, if any, have been satisfied. Mr. Manley may not sell the shares of our common stock issuable pursuant to the inducement award he received in November 2021, unless he has and would continue to meet the stock ownership guidelines applicable to him. The terms and conditions of his employment agreement control and supersede the stock ownership guidelines described above.
The following table sets forth information regarding the number and dollar value of shares held by each of our executive officers as of February 27, 2023 under our ownership guidelines, and lists the specific ownership requirements under such guidelines. Each of our executive officers has satisfied such guidelines or has time remaining to do so under the guidelines.

Name	Ownership as of February 27, 2023		Ownership Requirement
	Number of Shares	Dollar Value of Shares(1)
Michael Manley	68,445	$9,563,135	$6,500,000 (5 x Salary)
Joseph T. Lower	19,486	$2,722,584	$1,622,250 (2 x Salary)
Gianluca Camplone	2,342	$327,224	$1,570,000 (2 x Salary)
Marc Cannon	16,113	$2,251,308	$1,591,350 (2 x Salary)
C. Coleman Edmunds	13,594	$1,899,354	$1,376,836 (2 x Salary)
(1)    The value of the shares is based on the closing price of our common stock on February 27, 2023 ($139.72).
Pay Risk Assessment
As part of our annual assessment of the potential compensation-related risks to AutoNation, the Committee has reviewed the elements of our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, and reviewed these items with Meridian. In addition, at the Committee’s request, Meridian conducted an independent risk assessment of our executive compensation program, which the Committee reviewed. Based on these reviews and discussions, the Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our Company and our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2022, 2021, and 2020, except in the case of Mr. Manley who was not a named executive officer in 2020 and Mr. Camplone who was not a named executive officer in 2021 or 2020. This table should be read in conjunction with the narrative descriptions and analysis under “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Michael Manley	2022	1,300,000	—	7,199,903		—	4,446,000	553,290	(3)	13,499,193
Chief Executive Officer and Director	2021	216,667	1,500,000	6,699,904		—	—	97,092		8,513,663

Joseph T. Lower	2022	806,297	—	1,999,992		—	1,248,322	25,564	(4)	4,080,175
Executive Vice President and Chief Financial Officer	2021	761,250	—	3,387,425		—	1,390,500	25,558		5,564,733
	2020	707,386	—	3,649,992		—	1,213,683	22,192		5,593,253
Gianluca Camplone	2022	654,167	600,000	2,199,979		—	1,012,884	222,481	(5)	4,689,511
Chief Operating Officer Precision Parts, and Executive Vice President, Head of Mobility, Business Strategy, and Development

Marc Cannon	2022	792,778	—	1,799,891		—	1,088,484	38,491	(6)	3,719,644
Executive Vice President and Chief Customer Experience Officer	2021	761,250	—	3,209,188		—	1,236,000	30,684		5,237,122
	2020	720,161	—	1,577,550		—	1,072,905	26,794		3,397,410
C. Coleman Edmunds	2022	685,912	—	1,399,914		—	882,896	32,002	(7)	3,000,724
Executive Vice President, General Counsel and Corporate Secretary	2021	658,634	—	2,495,949		—	1,002,550	26,053		4,183,186
	2020	629,332	—	1,299,985		—	904,729	25,583		2,859,629
James R. Bender	2022	177,687	—	2,782,903	(8)	—	284,272	30,496	(9)	3,275,358
Former President and Chief Operating Officer	2021	954,100	—	5,131,615		—	1,936,400	37,259		8,059,374
	2020	879,845	—	1,646,973		—	1,500,140	92,699		4,119,657
(1)    The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For additional information regarding the calculation of these amounts, see Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
    Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum value of the 2022-2024 PBRSUs granted to Messrs. Manley, Lower, Camplone, Cannon, Edmunds, and Bender in 2022 as of the grant date would be as follows:

Mr. Manley	Mr. Lower	Mr. Camplone	Mr. Cannon	Mr. Edmunds	Mr. Bender
$7,199,904	$999,827	$1,999,992	$899,946	$699,958	$1,391,338
(2)    The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters. These items do not represent incremental costs to the Company.
(3)    Includes $286,515 for relocation reimbursement, $185,892 for tax reimbursement, $45,000 for a vehicle allowance, $23,333 in reimbursement for financial and tax planning services in 2021 and 2022, $6,450 for group term life insurance premiums, and $6,100 in matching contributions under our 401(k) Plan.
(4)    Includes $15,600 for a vehicle allowance and $9,964 for group term life insurance premiums.

(5)    Includes $123,554 for relocation reimbursement, $79,837 for tax reimbursement, $17,569 for demonstrator vehicle usage, and $1,521 for group term life insurance premiums.
(6)    Includes $15,600 for a vehicle allowance, $14,177 for group term life insurance premiums, $6,100 in matching contributions under our DCP Plan, and the cost of an executive health examination.
(7)    Includes $15,600 for a vehicle allowance, $7,848 for group term life insurance premiums, $6,100 in matching contributions under our DCP Plan, and the cost of an executive health examination.
(8)    Includes approximately $0.9 million in respect of equity awards that Mr. Bender forfeited as of his separation date.
(9)    Includes $21,575 for accrued but unused paid time off, $6,085 for group term life insurance premiums, and $2,836 for a vehicle allowance.
Employment Agreement with Mr. Manley. In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Manley on September 9, 2021. Pursuant to the terms of his employment agreement, Mr. Manley commenced employment with the Company on November 1, 2021. Mr. Manley’s employment agreement provides that he will serve as our Chief Executive Officer for an initial term of three years, which term will be automatically renewed on the third anniversary of his commencement date and annually thereafter, unless earlier terminated. In addition, his employment agreement provides that his annual base salary will be $1.3 million and that, commencing in 2022, his target annual performance-based cash incentive award will be no less than 200% of his annual base salary and his annual target long-term incentive opportunity under our long-term incentive program will be $7.2 million.
Letter Agreement with Mr. Camplone. In connection with his appointment as our Chief Operating Officer, Precision Parts, Executive Vice President, Head of Mobility, Business Strategy and Development, we entered into a letter agreement with Mr. Camplone, pursuant to which he commenced employment with us on March 1, 2022. The letter agreement provides that Mr. Camplone’s annual base salary will be $785,000 and that, for 2022, his target annual incentive award opportunity will be 90% of his annual base salary (prorated based on his date of hire) and his annual target long-term incentive opportunity under our long-term incentive program will be $2 million.
See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in Mr. Manley’s employment agreement and Mr. Camplone’s letter agreement that provide for payments or benefits to the executive at, following, or in connection with, termination under certain circumstances.

Grants of Plan-Based Awards in Fiscal Year 2022
The following table sets forth certain information with respect to the non-equity incentive plan awards and the stock-based awards granted to our named executive officers in 2022 under the 2017 Plan. The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Manley	RSU	3/1/2022	2/15/2022							21,265	2,399,968
	PBRSU-EBITDA	3/1/2022	2/15/2022				8,506	17,012	25,518		1,919,974
	PBRSU-ROIC	3/1/2022	2/15/2022				8,506	17,012	25,518		1,919,974
	PBRSU-CSI	3/1/2022	2/15/2022				4,253	8,506	12,759		959,987
	Annual Cash Incentive			1,300,000	2,600,000	5,200,000
Joseph T. Lower	PBRSU	3/1/2022	2/15/2022					11,814			1,333,328
	PBRSU-EBITDA	3/1/2022	2/15/2022				1,181	2,363	3,544		266,688
	PBRSU-ROIC	3/1/2022	2/15/2022				1,181	2,363	3,544		266,688
	PBRSU-CSI	3/1/2022	2/15/2022				590	1,181	1,771		133,288
	Annual Cash Incentive			365,007	730,013	1,460,026
Gianluca Camplone	RSU	3/1/2022	2/15/2022							5,907	666,664
	RSU	3/1/2022	2/15/2022							1,772	199,988
	PBRSU-EBITDA	3/1/2022	2/15/2022				2,363	4,726	7,089		533,376
	PBRSU-ROIC	3/1/2022	2/15/2022				2,363	4,726	7,089		533,376
	PBRSU-CSI	3/1/2022	2/15/2022				1,181	2,362	3,543		266,575
	Annual Cash Incentive(3)			353,250	706,500	1,413,000
Marc Cannon	PBRSU	3/1/2022	2/15/2022					10,632			1,199,928
	PBRSU-EBITDA	3/1/2022	2/15/2022				1,063	2,126	3,189		239,940
	PBRSU-ROIC	3/1/2022	2/15/2022				1,063	2,126	3,189		239,940
	PBRSU-CSI	3/1/2022	2/15/2022				532	1,064	1,596		120,083
	Annual Cash Incentive			318,270	636,540	1,273,080
C. Coleman Edmunds	PBRSU	3/1/2022	2/15/2022					8,269			933,239
	PBRSU-EBITDA	3/1/2022	2/15/2022				827	1,654	2,481		186,670
	PBRSU-ROIC	3/1/2022	2/15/2022				827	1,654	2,481		186,670
	PBRSU-CSI	3/1/2022	2/15/2022				413	827	1,240		93,335
	Annual Cash Incentive			258,157	516,314	1,032,628
James R. Bender	PBRSU	3/1/2022	2/15/2022					16,439			1,855,306
	PBRSU-EBITDA(3)	3/1/2022	2/15/2022				1,644	3,288	4,932		371,084
	PBRSU-ROIC(3)	3/1/2022	2/15/2022				1,644	3,288	4,932		371,084
	PBRSU-CSI(3)	3/1/2022	2/15/2022				821	1,643	2,464		185,429
	Annual Cash Incentive(3)			498,623	997,246	1,994,492
(1)    Columns represent the threshold, target, and maximum annual incentive award payout for the January 1, 2022-December 31, 2022 performance period. The actual payout is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”
(2)    Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(3)    These awards were prorated based on time served during the applicable performance period.

Outstanding Equity Awards at End of Fiscal Year 2022
The following table provides information concerning unvested restricted stock units held by our named executive officers as of December 31, 2022.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Manley	11/1/2021					36,202	(2)	3,884,475
	3/1/2022					21,265	(3)	2,281,735
	3/1/2022								8,506	(4)	912,694
	3/1/2022								8,506	(4)	912,694
	3/1/2022								4,253	(4)	456,347
Joseph T. Lower	1/13/2020								13,435	(3)	1,441,576
	3/2/2020								13,627	(5)	1,462,177
	3/2/2020								8,177	(6)	877,392
	3/2/2020								8,177	(6)	877,392
	3/2/2020								4,088	(7)	438,642
	3/1/2021								12,462	(5)	1,337,173
	3/1/2021								4,985	(8)	534,891
	3/1/2021								4,985	(8)	534,891
	3/1/2021								1,662	(9)	178,333
	11/1/2021								6,028	(10)	646,804
	3/1/2022								11,814	(5)	1,267,642
	3/1/2022								1,182	(4)	126,829
	3/1/2022								1,182	(4)	126,829
	3/1/2022								591	(4)	63,414
Gianluca Camplone	3/1/2022					5,907	(3)	633,821
	3/1/2022					1,772	(11)	190,136
	3/1/2022								2,363	(4)	253,550
	3/1/2022								2,363	(4)	253,550
	3/1/2022								1,181	(4)	126,721
Marc Cannon	3/1/2019								5,255	(5)	563,862
	3/2/2020								9,842	(5)	1,056,047
	3/2/2020								5,906	(6)	633,714
	3/2/2020								5,906	(6)	633,714
	3/2/2020								2,952	(7)	316,750
	7/20/2020								2,077	(5)	222,862
	7/20/2020								1,245	(6)	133,589
	7/20/2020								1,245	(6)	133,589
	7/20/2020								624	(7)	66,955
	3/1/2021								11,806	(5)	1,266,784
	3/1/2021								4,722	(8)	506,671
	3/1/2021								4,722	(8)	506,671
	3/1/2021								1,575	(9)	168,998
	11/1/2021								5,711	(10)	612,790
	3/1/2022								10,632	(5)	1,140,814
	3/1/2022								1,063	(4)	114,060
	3/1/2022								1,063	(4)	114,060
	3/1/2022								532	(4)	57,084

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
C. Coleman Edmunds	3/1/2019							5,255	(5)	563,862
	3/2/2020							9,842	(5)	1,056,047
	3/2/2020							5,906	(6)	633,714
	3/2/2020							5,906	(6)	633,714
	3/2/2020							2,952	(7)	316,750
	3/1/2021							9,183	(5)	985,336
	3/1/2021							3,674	(8)	394,220
	3/1/2021							3,674	(8)	394,220
	3/1/2021							1,224	(9)	131,335
	11/1/2021							4,442	(10)	476,627
	3/1/2022							8,269	(5)	887,264
	3/1/2022							827	(4)	88,737
	3/1/2022							827	(4)	88,737
	3/1/2022							414	(4)	44,422
James R. Bender	3/1/2019							5,255	(5)	$563,862
	3/2/2020							9,842	(5)	$1,056,047
	3/2/2020							4,265	(6)	$457,635
	3/2/2020							4,265	(6)	$457,635
	3/2/2020							2,132	(7)	$228,764
	7/20/2020							2,596	(5)	$278,551
	7/20/2020							1,125	(6)	$120,713
	7/20/2020							1,125	(6)	$120,713
	7/20/2020							564	(7)	$60,517
	3/1/2021							13,119	(5)	$1,407,669
	3/1/2021							2,040	(8)	$218,892
	3/1/2021							2,040	(8)	$218,892
	3/1/2021							680	(9)	$72,964
	7/19/2021							3,682	(5)	$395,079
	7/19/2021							573	(8)	$61,483
	7/19/2021							573	(8)	$61,483
	7/19/2021							191	(9)	$20,494
	3/1/2022							16,439	(5)	$1,763,905
	3/1/2022							92	(4)	$9,872
	3/1/2022							92	(4)	$9,872
	3/1/2022							46	(4)	$4,936
(1)    Based on the closing price per share of our common stock on December 30, 2022 ($107.30).
(2)    These RSUs vest in one-third annual increments on each of November 1, 2022, October 31, 2023, and October 31, 2024.
(3)    These RSUs vest in one-third annual increments on each of the first three anniversaries of March 1 of the year in which they were granted.
(4)    These RSUs are shown at the threshold amount (50% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period. Each of the Adjusted EBITDA, ROIC, and CSI performance goals are discussed under “Compensation Discussion and Analysis - Long-Term Incentive Awards” above.

(5)    These RSUs vest in 25% annual increments on each of the first four anniversaries of March 1 of the year in which they were granted (except that the first tranche of the March 2020 RSU Awards vested on March 2, 2021 and the first tranche of each of the July 2020 and July 2021 RSU Awards vested on the first anniversary of the applicable grant date).
(6)    These RSUs are shown at the maximum amount (150% of the target number of shares awarded). In February 2023, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 150% of the target number of shares awarded.
(7)    These RSUs are shown at the maximum amount (150% of the target number of shares awarded). In February 2023, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 108% of the target number of shares awarded.
(8)    These RSUs are shown at the maximum amount (150% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period.
(9)    These RSUs are shown at the target amount (100% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period.
(10)    These RSUs vest in 50% annual increments on each of November 1, 2022 and November 1, 2023.
(11) These RSUs vested on the first anniversary of the grant date.
Option Exercises and Stock Vested in Fiscal Year 2022
The following table provides information concerning exercises of stock options and vesting of restricted stock and restricted stock units held by our named executive officers during 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Manley	—	—	18,101	2,022,787
Joseph T. Lower	—	—	30,431	3,427,752
Gianluca Camplone	—	—	—	—
Marc Cannon	—	—	39,701	4,414,170
C. Coleman Edmunds	—	—	36,179	4,018,087
James R. Bender	32,064	2,201,749	33,328	3,715,093
Non-Qualified Deferred Compensation in Fiscal Year 2022
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords our named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2022, we provided eligible participants under the DCP a matching contribution of 100% on the first $6,100 deferred. The 2022 matching contributions were credited by the Company as of January 1, 2023. One-third of the 2022 matching contributions vested as of January 1, 2023, and an additional one-third will vest in January 2024 and 2025, provided that a participant’s matching contribution will immediately vest in the event of death, disability, or the attainment of age sixty with at least six years of service by such participant.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Internal Revenue Code and other relevant provisions thereunder and related Treasury regulations.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2022.

Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael Manley	—		—	—	—	—
Joseph T. Lower	—		—	—	—	—
Gianluca Camplone	—		—	—	—	—
Marc Cannon	380,000	(2)	6,100	(383,887)	—	1,947,753	(3)
C. Coleman Edmunds	77,531	(2)	6,100	(92,977)	—	611,793	(4)
James R. Bender	35,941	(2)	—	(195,817)	—	1,019,585	(5)
(1)    These amounts are not included in the “Summary Compensation Table.”
(2)    Amounts are included in the “Salary” column for 2022 in the “Summary Compensation Table,” except for $100,000 for Mr. Cannon, which is included in the “Non-Equity Incentive Plan Compensation” column for 2021 in the “Summary Compensation Table” for him.
(3)    $669,500 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.
(4)    $173,808 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.
(5)    $351,588 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to our current named executive officers serving on December 31, 2022, under any contract, agreement, plan, or arrangement with us that provides for any payment to such officer in the event of termination of such officer’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2022, the last business day of our last completed fiscal year. See “Named Executive Officer Departures” below for information regarding Mr. Bender’s retirement from the Company on March 4, 2022. Mr. Bender’s separation from the Company did not entitle him to benefits under our Severance Plan described below.
The amount of compensation payable to each named executive officer serving on December 31, 2022, upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
In April 2018, the Board adopted the Severance Plan to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,

•at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.
Each named executive officer who was serving as an executive officer of the Company as of December 31, 2022, other than Messrs. Manley and Camplone, was covered by the Severance Plan as of such date.
General Assumptions
Annual Incentive and Vested Restricted Stock Unit Awards
Since the assumed date of termination is December 31, 2022, the end of the applicable performance period, the payment of an annual incentive award in respect of 2022 pursuant to any employment agreement or the Severance Plan is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the tables below. In addition, the tables below do not reflect the value of shares that were paid out in respect of the 2020 PBRSUs, since the 2020 PBRSUs vested based on performance through December 31, 2022. See “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at End of Fiscal 2022” table above for additional information regarding the 2020 PBRSUs.
Unvested Restricted Stock Unit Awards
In the event of a participant’s death, the vesting of certain RSUs would be accelerated or would continue on a prorated basis, subject to the satisfaction of applicable performance goals. In certain cases upon a termination of employment (other than as a result of death), such as separation from service for a retirement-eligible employee, the vesting of RSUs would continue in full or on a prorated basis, subject to the satisfaction of applicable performance goals and participant’s continued compliance with applicable covenants, following the termination of employment.
To determine the market value of unvested RSUs that would accelerate and the market value of unvested RSUs that would continue to vest in the applicable cases, we multiplied (x) the number of unvested RSUs that would accelerate or continue to vest by (y) the closing price per share of our common stock on December 30, 2022, which was $107.30. In addition, in the case of unvested RSUs that would continue to vest on a prorated basis subject to the satisfaction of applicable performance goals, we assumed that the target level of performance would be achieved.
Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, non-competition agreements, and other similar agreements with us in connection with their employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination benefits by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, (x) all employee stock options held by him or her would terminate immediately, and he or she would be required to pay to the Company an amount equal to the gain on any exercise of any stock option exercised by him or her during the preceding 12 months and (y) all unvested restricted stock units held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock units that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.

Receipt of Benefits
To the extent required in order to comply with Section 409A of the Internal Revenue Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
We have included below a description of triggering events that could provide for payments or benefits to our current named executive officers in the event of a separation of employment or a change in control of the Company. In certain instances, more than one triggering event may apply.
Termination for Cause
Under our employment agreement with Mr. Manley, termination for “cause” generally means termination because of (i) the executive’s breach of any covenants contained in the employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by him under the terms of his employment agreement, (iii) the executive willfully engaging in illegal conduct or gross misconduct (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Under the Severance Plan, termination for “cause” means that a covered employee has (i) breached the employee’s restrictive covenants set forth in any agreement with the Company, (ii) failed or refused to perform his or her assigned duties and responsibilities to the Company in any material respect, after notice and a reasonable opportunity to cure, (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his or her duties to the Company (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony, or (v) willfully violated any material Company policies in any material respect.
Under our equity compensation plans, except to the extent defined in an individual employment agreement, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him or her by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Resignation for Good Reason
Under our employment agreement with Mr. Manley, “good reason” means the occurrence (without the executive’s express written consent) of (i) the assignment to him of any duties inconsistent with his status or a substantial adverse alteration in the nature or status of his responsibilities, including, without limitation, him ceasing to be Chief Executive Officer of the Company, (ii) a reduction by the Company in his salary or any other material decrease in his compensation, (iii) the relocation of his principal place of employment by more than 50 miles, or (iv) a material breach by the Company of his employment agreement or any equity award agreement between the Company and him.
Under our letter agreement with Mr. Camplone, “good reason” means the occurrence of a material decrease in compensation, a material change in duties or responsibilities, and/or a required relocation of more than 50 miles, which reason has not been cured within 10 days of notice by Mr. Camplone to the Company.
Under the Severance Plan, “good reason” generally means the occurrence (without the executive’s express written consent) of (i) the assignment to the executive of any duties inconsistent with such executive’s status or a substantial adverse alteration in the nature or status of such executive’s responsibilities, (ii) a reduction by the Company in the executive’s annual base salary, (iii) the relocation of the executive’s principal place of employment by more than 50 miles, (iv) the failure by the Company to pay to the executive any portion of such employee’s current compensation, or to pay to a covered employee any portion of an installment of deferred compensation under any deferred compensation program, or (v) the failure by the Company to continue in effect any compensation plan in which the executive participates which is material to such executive’s total compensation, unless a comparable arrangement has been made with respect to such plan, or an adverse change in the executive’s participation therein either in terms of the amount or timing of payment of benefits provided or the level of such executive’s participation relative to other participants.
Retirement
“Retirement” (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary). As of December 31, 2022, Messrs. Cannon and Edmunds were, but Messrs. Manley, Lower, and Camplone were not, “retirement” eligible under our equity compensation plans. The one-time RSU awards awarded to for Messrs. Lower, Cannon, and Edmunds in November 2021 are not eligible for “retirement” treatment under the 2017 Plan.
Change in Control
We have not entered into any change in control agreements with any of our named executive officers. Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals, the performance goals will be deemed to be achieved at the target level of performance, and the awards will vest in full at the end of the applicable performance period, subject to the participant’s continued employment. Also if awards remain outstanding in connection with a change in control, the 2017 Plan only provides for “double trigger” vesting. Specifically, if within 24 months following such change in control, a participant’s employment or service is terminated without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable.
Under the 2017 Plan, if an outstanding award is not continued, assumed, or substituted in connection with a change in control, then all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable (if applicable, assuming achievement at the target level of performance goals).
The tables below disclose the value of unvested RSUs held by our named executive officers that would have accelerated if a change in control had taken place on December 31, 2022, assuming that the awards were not continued, assumed, or substituted in connection with the change in control. To determine such value, we used the formula and assumptions described above under “Unvested Restricted Stock Unit Awards.”
Michael Manley

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$5,850,000	—	—	—	$5,850,000	—
Continued Vesting or Acceleration of Unvested RSUs	—	$10,729,679	—	$7,687,187	—	$10,729,679	$10,729,679
Termination for Cause
If we had terminated Mr. Manley’s employment for “cause,” he would not have been entitled to any payments triggered by the termination, and all equity awards held by him on the date of termination, whether vested or unvested, would have been canceled.

Voluntary Termination for Good Reason
If Mr. Manley had terminated his employment with us for “good reason,” then, provided he is in compliance with all applicable restrictive covenants and he signs a mutually acceptable severance agreement, Mr. Manley will be entitled to receive (i) in a lump sum, 1.5 times the sum of his base salary and target annual bonus (or if greater, in each case, the base salary or target annual bonus as in effect prior to the event giving rise to good reason), (ii) in a lump sum at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus based on actual performance as determined by the Committee, prorated for the number of days he was employed during the applicable calendar year through the applicable termination date, and (iii) accelerated vesting of all then-held time-based equity awards and, with respect to performance-based equity awards, vesting in accordance with actual performance as determined by the Compensation Committee as of the end of the year prior to the year in which the termination occurs for each open performance cycle, or for any award for which there has not been a full year of performance, at the target level of performance.
Voluntary Termination Without Good Reason
If Mr. Manley had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination.
Termination Due to Death or Disability
If Mr. Manley’s employment had terminated due to death or disability, he would not have been entitled to any payments triggered by the termination.
If his employment had terminated due to death, Mr. Manley’s time-based RSUs would have immediately vested and his performance-based RSUs would have continued to vest on a prorated basis (with the payout level determined based on actual performance). If his employment had terminated due to disability, then he would have continued to vest in his time-based RSUs, and his performance-based RSUs would have continued to vest on a prorated basis (with the payout level determined based on actual performance), only if he fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.
Retirement
Mr. Manley is not eligible for “retirement” treatment under our equity compensation plans.
Involuntary Termination Without Cause
If we had terminated Mr. Manley’s employment without “cause,” as long as he remained in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signed a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he would have been entitled to receive the same payments and benefits described under “Voluntary Termination for Good Reason” above.

Joseph T. Lower

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,311,707	—	—	—	$2,311,707	—
Continued Vesting or Acceleration of Unvested RSUs	—	$2,088,380	—	$6,960,981	—	$2,088,380	$7,680,641

Gianluca Camplone

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,491,500	—	—	—	$1,491,500	—
Continued Vesting or Acceleration of Unvested RSUs	—	$1,246,504	—	$1,246,504	—	$1,246,504	$1,901,463

Marc Cannon

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,193,617	—	—	—	$2,193,617	—
Continued Vesting or Acceleration of Unvested RSUs	—	$612,790	—	$6,229,123	$5,616,333	$612,790	$6,278,123

C. Coleman Edmunds

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,845,704	—	—	—	$1,845,704	—
Continued Vesting or Acceleration of Unvested RSUs	—	$476,627	—	$5,031,583	$4,554,956	$476,627	$5,069,711
Termination for Cause
If we had terminated Messrs. Lower’s, Camplone’s, Cannon’s, or Edmunds’s employment for “cause,” they would not have been entitled to any payments triggered by the termination, and all equity awards held by them on the date of termination would have been canceled. In addition, they would not have been eligible for “retirement” treatment under our equity compensation plans.
Voluntary Termination for Good Reason
Pursuant to the terms of the Severance Plan, as described above, if any of Messrs. Lower, Cannon, or Edmunds had voluntarily terminated his employment for “good reason,” as long as (a) he was not in material breach of any restrictive covenant agreement with the Company, (b) he did not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) he signed a waiver and release of claims, then the executive would have been entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of (i) his annual base salary and (ii) his target annual bonus,
•at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus as determined by the Committee based on actual performance, prorated for the number of days he was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on his then-current elections for an 18-month period.

In addition, Messrs. Lower, Cannon, and Edmunds would have continued to vest in the retention RSU awards granted to them in November 2021, only if they fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between them and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while such awards are outstanding.
In connection with his appointment as our Executive Vice President and Chief Financial Officer, Mr. Lower received a sign-on award of restricted stock units on January 13, 2020, subject to a three-year installment vesting schedule. If Mr. Lower had voluntarily terminated his employment for “good reason” (as defined in the 2017 Plan), then his sign-on award would have immediately vested in full.
Pursuant to the terms of our letter agreement with Mr. Camplone, if he had voluntarily terminated his employment for “good reason,” then he would have been entitled to receive a lump sum cash severance payment equal to the sum of his annual base salary and his annual target bonus, his outstanding time-based equity awards would have immediately vested, and his outstanding performance-based equity awards would have continued to vest on a prorated basis (with the payout level determined based on actual performance). Such severance would have been in lieu of any other severance plan applicable to executive officers and would have been subject to him signing a separation agreement that included a release of claims against the Company and certain non-competition covenant and confidentiality covenants.
Since each of Messrs. Cannon, and Edmunds were “retirement” eligible under our equity compensation plans, they would have been entitled to the benefits described in the “Retirement” paragraph below.
Voluntary Termination Without Good Reason
If any of Messrs. Lower, Camplone, Cannon, or Edmunds had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination. In addition, the retention RSU awards granted to Messrs. Lower, Cannon, and Edmunds in November 2021 would have been forfeited.
Since each of Messrs. Cannon and Edmunds are eligible for “retirement” treatment (as defined in our equity compensation plans), they would have been entitled to the benefits described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Messrs. Lower’s, Camplone’s, Cannon’s, or Edmunds’s employment had terminated because of death or disability, they would not have been entitled to any payments triggered by the termination.
If their employment had terminated due to death, all RSUs held by them, other than any RSUs granted subject to a three-year performance goal, would have immediately vested, and any RSUs that were granted subject to a three-year performance goal would have continued to vest on a prorated basis (with the payout level determined based on actual performance).
If their employment had terminated due to disability, then they would have continued to vest in any RSUs held by them (provided that in the case of any RSUs subject to a three-year performance goal, they would have continued to vest in a prorated portion, with the payout level determined based on actual performance), only if they fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between them and the Company, determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
Retirement
If Messrs. Cannon or Edmunds had retired on December 31, 2022, they would have continued to vest in any RSUs held by them (provided that in the case of any RSUs subject to a three-year performance goal, they would have continued to vest in a prorated portion, with the payout level determined based on actual performance), only if they fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between them and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding. The one-time RSU awards awarded to Messrs. Cannon and Edmunds in November 2021 would have been forfeited.

Involuntary Termination Without Cause
If we had terminated Messrs. Lower’s, Camplone’s, Cannon’s, or Edmunds’s employment without “cause,” then they would have been entitled to receive the same payments and other benefits described under the section “Voluntary Termination for Good Reason” above.
Named Executive Officer Departures
James Bender, our former President and Chief Operating Officer, retired from the Company on March 4, 2022. His separation of employment did not constitute a termination without “cause” nor a resignation for “good reason” under our Severance Plan, and he did not receive any benefits thereunder. Since he was eligible for “retirement” treatment under our equity compensation plans, Mr. Bender will continue to vest in RSUs that were granted to him subject to a four-year installment vesting schedule and in a prorated portion of RSUs that were granted to him subject to a three-year performance goal (with the payout level determined based on actual performance), only if he fully complies with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while such awards are outstanding. For additional information regarding the equity awards held by Mr. Bender as of December 31, 2022, please refer to the “Outstanding Equity Awards at End of Fiscal Year 2022” table above. Mr. Bender forfeited the retention RSU award he received in November 2021 effective upon his retirement.
PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Compensation Committee determined that the total annual compensation paid to our Chief Executive Officer, Mr. Manley, in respect of 2022 was approximately 206 times the median of the total annual compensation of all of our employees (other than Mr. Manley) in respect of 2022. We believe that the pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
We identified the median employee by examining 2022 total compensation for all individuals who were employed by us on December 31, 2022, excluding the compensation received by Mr. Manley in 2022. We included all individuals employed by us on December 31, 2022, whether employed on a full-time or part-time basis, and excluded independent contractors. We calculated annual total compensation for all employees using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” above and annualized the compensation of employees who were not employed for the entire year. The annual total compensation of our median employee was $65,519.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay Versus Performance
									Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for Mr. Manley(1)	Summary Compensation Table Total for Mr. Jackson(1)	Summary Compensation Table Total for Ms. Miller(1)	Compensation Actually Paid to Mr. Manley(2)	Compensation Actually Paid to Mr. Jackson(2)	Compensation Actually Paid to Ms. Miller(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (millions)(7)	Adjusted Operating Income Per Basic Share(8)
(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$13,499,193	—	—	$12,706,450	—	—	$3,753,082	$2,390,745	$221	$123	$1,377	$35.63
2021	$8,513,663	$18,288,250	—	$8,159,065	$42,209,539	—	$5,761,104	$10,159,292	$240	$170	$1,373	$25.26
2020	—	$14,198,071	$12,362,521	—	$28,786,698	$4,112,952	$3,538,126	$5,295,383	$144	$126	$382	$11.95
(1)    The dollar amounts reflected in the columns labeled “(b)” are the amounts of total compensation reported for Messrs. Manley and Jackson and Ms. Miller for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”
(2)    The dollar amounts reported in the columns labeled “(c)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K and referred to as “CAP”) to Messrs. Manley and Jackson and Ms. Miller. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Manley and Jackson or Ms. Miller during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Manley’s and Jackson’s and Ms. Miller’s total compensation for each year to determine their respective CAP:

Year	Principal Executive Officer	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value at Year-End of Equity Awards Granted During the Year	Change in Fair Value of Awards Granted in Prior Years that Remain Unvested as of Year-End	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years and Vested During the Year	Fair Value as of the End of Prior Year of Awards Cancelled During the Year	Total Adjustment to Equity Value Reflected in Compensation Paid
2022	Michael Manley	$(7,199,903)	$6,845,204	$(345,729)	$(92,315)	—	$(792,743)
2021	Michael Manley	$(6,699,904)	$6,345,306	—	—	—	$(354,598)
	Michael Jackson	$(9,099,956)	$13,948,969	$18,220,232	$1,939,393	$(1,087,349)	$23,921,289
2020	Michael Jackson	$(7,946,117)	$12,646,506	$10,939,424	$(1,051,186)		$14,588,627
	Cheryl Miller	$(8,852,752)	$4,131,708	—	$(167,686)	$(3,360,839)	$(8,249,569)
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Joseph T. Lower, Gianluca Camplone, Marc Cannon, C. Coleman Edmunds, and James R. Bender; (ii) for 2021, Joseph T. Lower, Marc Cannon, C. Coleman Edmunds, and James R. Bender; and (iii) for 2020, Joseph T. Lower, Marc Cannon, C. Coleman Edmunds, James R. Bender, and Christopher R. Cade.
(4)    The dollar amounts reported in column (e) represent the average CAP for the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs as a group for each year to determine the average CAP for such group:

Year		Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value at Year-End of Equity Awards Granted During the Year	Change in Fair Value of Awards Granted in Prior Years that Remain Unvested as of Year-End	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years and Vested During the Year	Fair Value as of the End of Prior Year of Awards Cancelled During the Year	Total Adjustment to Equity Value Reflected in Compensation Paid
2022	Average Non-PEO NEOs	$(2,036,536)	$1,769,634	$(226,814)	$(148,343)	$(720,280)	$(1,362,339)
2021	Average Non-PEO NEOs	$(3,556,044)	$4,437,291	$3,342,317	$174,624	—	$4,398,188
2020	Average Non-PEO NEOs	$(1,804,891)	$2,834,605	$778,518	$(50,975)	—	$1,757,257
(5)    Cumulative Total Shareholder Return (“TSR”) is calculated in accordance with the requirements of Item 402(v) of Regulation S-K.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our peer group consists of other public companies in the automotive retail market, referred to as the “Public Auto Retail Peer Group.” The Public Auto Retail Peer Group consists of Asbury Automotive Group, Inc., CarMax, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc., and Sonic Automotive, Inc.
(7)    The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.
(8)    Adjusted operating income per basic share is calculated by dividing a measure of operating income (referred to as “Adjusted Operating Income”) by the weighted average actual basic shares outstanding during the applicable year. Adjusted Operating Income includes net income (loss) from discontinued operations and floorplan interest expense and excludes, if applicable in a given year, restructuring expenses, goodwill, franchise rights, and other asset impairment charges, certain bonus accruals, charges or credits recorded in SG&A expenses related to our deferred compensation plan, and other significant reserves, losses, or write-downs. Adjusted Operating Income is also adjusted for acquisitions, to the extent such acquisition was not already included in calculating the performance goal, and to reflect a capital charge for the repurchase of shares of our common stock. The Committee also has the authority to make, and from time to time makes, appropriate equitable adjustments to reflect the impact of unusual or infrequently occurring items.
Analysis of the Information Presented in the Pay Versus Performance Table
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. While the Committee utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, the Committee generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

CAP and Cumulative TSR
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our cumulative total shareholder return across our last three completed fiscal years.
CAP and Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our net income across our last three completed fiscal years.

CAP and Adjusted Operating Income per Basic Share
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our adjusted operating income per basic share across our last three completed fiscal years.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph describes the relationship between (a) our cumulative total shareholder return across our last three completed fiscal years and (b) the cumulative total shareholder return for our peer group across the same period.

Tabular List of Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The most important financial performance measures used by the Committee for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows:

Most Important Financial Performance Measures
Adjusted Operating Income Per Basic Share
Adjusted EBITDA
Return on Invested Capital
Customer Satisfaction Index

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Messrs. Edelson and Jenkins is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. KPMG LLP (“KPMG”), AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with KPMG, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC, and reviewed written communications from KPMG disclosing such matters.
KPMG also provided us with the written communications required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the written communications, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and KPMG of AutoNation’s audited consolidated financial statements and KPMG’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Audit Committee:
David B. Edelson, Chair
Norman K. Jenkins
Lisa Lutoff-Perlo

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board has nominated each of the following eight persons to stand for election for a term expiring at the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Rick L. Burdick, David B. Edelson, Robert R. Grusky, Norman K. Jenkins, Lisa Lutoff-Perlo, Michael Manley, G. Mike Mikan, and Jacqueline A. Travisano. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2023. KPMG has served in this capacity since May 6, 2003. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is five years. In selecting the Company’s lead audit engagement partner pursuant to this rotation policy, management interviews candidates proposed by KPMG and recommends the final candidate to the Audit Committee. The Chair of the Audit Committee and, to the extent possible, all other members of the Audit Committee meet with the final candidate for the role, and the full Committee holds a discussion in executive session and with management regarding the final candidate and his or her qualifications.
The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2023. Although not required by our organizational documents or applicable law, our Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of KPMG as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of KPMG is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees and Services
The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of KPMG. The following table shows the fees for audit and other services provided by KPMG for fiscal years 2022 and 2021.

Fee Category	2022	2021
Audit Fees	$3,445,000	$3,608,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,445,000	$3,608,500
Audit Fees. This category includes fees billed for professional services rendered by KPMG for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the unaudited condensed consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting or audit standards, and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. No audit-related fees were billed by KPMG in 2022 or 2021.
Tax Fees. No tax fees were billed by KPMG in 2022 or 2021.
All Other Fees. No other fees were billed by KPMG in 2022 or 2021.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all services provided by our independent registered public accounting firm during 2022 or 2021, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for us and our subsidiaries for 2023.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2020 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, to approve a triennial holding of the advisory vote on executive compensation. In addition, at our 2011, 2014, 2017, and 2020 Annual Meetings of Stockholders, our executive compensation program was approved, on an advisory basis, by more than 96%, 98%, 98%, and 98% of the votes cast, respectively. Our Compensation Committee believes that this level of approval is indicative of our stockholders’ strong support of our compensation philosophy and goals, and the Committee has continued to closely link executive compensation with the achievement of performance goals.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we are asking our stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders of AutoNation, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables, and associated narrative discussion set forth in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.”
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling our Company to attract and retain talented executives.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when making future decisions regarding our executive compensation program.
Recommendation of the Board
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation set forth above.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are also providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. At our 2017 Annual Meeting of Stockholders, 65% of the votes cast indicated their preference for a triennial holding of the advisory vote on executive compensation. The Board accepted our stockholders’ recommendation and currently, stockholders are provided with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every three years.
Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. In addition, a three-year interval will align with the three-year performance period applicable to certain restricted stock units granted to our named executive officers earlier this year. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.
This vote is advisory and therefore not binding on the Company, our Board of Directors, or the Compensation Committee.
Recommendation of the Board
The Board recommends that you vote for every “3 YEARS” as the preferred frequency for future advisory votes on executive compensation.

PROPOSAL 5: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no fewer than” 100 shares of our common stock, or approximately 0.0001% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any inaccurate statements that may be contained therein. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“Proposal 5 - Shareholder Ratification of Termination Pay
Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.
“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.
“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.
For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay - over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.
It is in the best interest of AutoNation shareholders and the morale of AutoNation employees to be protected from such lavish management termination pay for one person.
It is important to have this policy in place so that AutoNation management stays focused on improving company performance as opposed to seeking a business combination simply to trigger a management golden parachute windfall.
This proposal topic received between 51% and 65% support at:
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
AbbVie (ABBV)
Fiserv (FISV)

Please vote yes:
Shareholder Ratification of Termination Pay - Proposal 5”

Board of Directors’ Response
The Board believes that adoption of the proposal is unnecessary and not in the best interests of the Company or its stockholders. As discussed below, the Board believes that the proposal:
•Is unnecessary given our longstanding policy to obtain stockholder approval before entering into a severance agreement with a senior executive that provides for specified severance benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus,
•Creates increased risk for stockholders in connection with potential change in control and similar transformative transactions,
•Discourages the use of long-term incentive awards generally, and
•Could put AutoNation at a competitive disadvantage by having an adverse effect on our ability to recruit and retain executive talent.
Since December 2004, our Corporate Governance Guidelines have provided that we will not enter into a severance agreement with a senior executive of the Company that provides for specified severance benefits in an amount exceeding 299% of the sum of such senior executive’s base salary plus bonus, unless such severance agreement has been submitted to a stockholder vote. Thus, the proposal is unnecessary.
The proponent claims that stockholders need protection from “lavish management termination pay for one person,” suggesting we have such termination packages without identifying a single instance thereof. We believe that our Corporate Governance Guidelines illustrate our thoughtfulness and attention to good governance standards for executive severance benefits. In addition, our existing employee equity and incentive plan was approved by our stockholders with 98% of the votes cast at our 2017 Annual Meeting. The Board believes that our existing executive compensation program and the “double trigger” change-in-control severance benefit provided under our employee equity and incentive plan are both supported by our stockholders and consistent with those used by a substantial majority of public companies. We believe these terms encourage executives to remain with the Company during a potential change in control, which further aligns their interests with those of our stockholders when evaluating any such potential transaction.
The proposal would unduly interfere with the Company’s ability to compensate executive performance because it seeks to restrict the acceleration of vesting of equity awards in connection with a termination of service by including the value of this benefit in the amount of “severance or termination payments” to be applied against the proposed 2.99 times limit. As noted above, however, our stockholders have already voted overwhelmingly to approve the employee equity incentive plan which provides for full vesting of unvested awards if they are not continued, assumed, or substituted, or in the event a qualifying termination of employment occurs within 24 months following a change in control. We believe that the stockholder support received in 2017 indicates that stockholders recognize that the Board needs the flexibility to design appropriate pay packages and address specific circumstances, as further outlined below. The proposal nevertheless would significantly limit the Company’s flexibility to provide reasonable assurance to our senior executives that they could realize value with respect to their previously granted equity awards even if a change-in-control transaction were completed. Without such assurance, the risk of job loss following a change in control, coupled with a limit on the value that may be realized from previously granted equity awards, may present an unnecessary distraction for our senior executives and could lead them to begin seeking new employment while a transaction is being negotiated or is pending. As a result, our ability to deliver maximum stockholder value in such a transaction could be impaired.
If the potential change-in-control transaction is in the best interests of our stockholders, our executive officers should be motivated to focus their full energy on pursuing this alternative, even if it is likely to result in the termination of their employment. The proposal, however, could create a misalignment between executives and our stockholders during a change-in-control transaction and present increased risk to our stockholders by imposing arbitrary limits on the value that may be realized from equity awards previously granted to our executives.
Equity awards comprise a significant portion of our executives’ total compensation and are granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards. Since calling a special meeting of stockholders to obtain stockholder approval of accelerated vesting would be expensive and impractical, the Board believes the proposal would have the effect of discouraging the use of long-term equity incentive awards more generally and would directly conflict with the objectives of our executive compensation program. The proposal could also have an adverse impact on our ability to recruit and retain executive talent, as it would put us at a severe competitive disadvantage against other companies, who do not face similar restrictions or uncertainty regarding their ability to offer standard termination protections.
Given the reasons discussed above, the Board believes that adoption of the proposal is unnecessary and not in the best interests of the Company or its stockholders.
Recommendation of the Board
    The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Mr. Manley and Mr. Edmunds will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Mr. Manley and Mr. Edmunds were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 866-540-7095 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2022 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301 or by telephone at (954) 769-2227, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
ATTENDING THE 2023 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2023 Annual Meeting of Stockholders of AutoNation, Inc. will be held in a virtual format only, on Wednesday, April 19, 2023, at 8:00 a.m. Eastern Time. You are entitled to attend the virtual Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting.
We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, vote, and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2023 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. As part of the Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and meeting matters, as time permits. We will offer live technical support for all stockholders attending the Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, www.autonation.com/investors, including information on when the meeting will be reconvened.
We encourage you to vote your proxy via the Internet, by telephone, or by mail prior to the Annual Meeting, even if you plan to attend the virtual Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be accessible during the Annual Meeting by visiting the meeting website and entering the control number referenced above. Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the Annual Meeting at the meeting website.

Annex A — Reconciliation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting.

	2022	2021	Variance
Operating Income (GAAP)	$2,024.5	$1,902.8
Initial credit loss expense associated with acquired loan portfolio	34.2	—
Acquisition related expenses	8.0	—
Net gains on business/property dispositions, net of asset impairments	(16.1)	(11.6)
Executive separation costs	—	5.8
Legal settlement	(6.3)	(5.2)
Adjusted Operating Income (Non-GAAP)	$2,044.3	$1,891.8	8%

Diluted EPS (GAAP)	$24.29	$18.31
Initial credit loss expense associated with acquired loan portfolio	$0.46	$—
Acquisition related expenses	$0.12	$—
Net gains on business/property dispositions, net of asset impairments	$(0.21)	$(0.12)
Executive separation costs	$—	$0.07
Legal settlement	$(0.09)	$(0.05)
Gain on equity investment	$—	$(0.08)
Adjusted Diluted EPS (Non-GAAP)(1)	$24.57	$18.14	35%
(1) Diluted earnings per share amounts are calculated discretely and therefore may not add up to the total due to rounding.

AUTONATION, INC.
200 SW 1ST AVE, SUITE 1400
FORT LAUDERDALE, FL 33301
ATTN: THOMAS J. MILA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 18, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 18, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Rick L. Burdick	☐	☐	☐
1b. David B. Edelson	☐	☐	☐
1c. Robert R. Grusky	☐	☐	☐
1d. Norman K. Jenkins	☐	☐	☐
1e. Lisa Lutoff-Perlo	☐	☐	☐
1f. Michael Manley	☐	☐	☐
1g. G. Mike Mikan	☐	☐	☐
1h. Jacqueline A. Travisano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2023.	☐	☐	☐
3. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Adoption of stockholder proposal regarding stockholder ratification of severance arrangements.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000594222_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com .

AUTONATION, INC.
Annual Meeting of Stockholders
April 19, 2023 8:00 AM EDT

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.
Michael Manley and C. Coleman Edmunds, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the virtual Annual Meeting of Stockholders of AutoNation, Inc. to be held on April 19, 2023, or any postponements or adjournments thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, 3 YEARS for Proposal 4 and AGAINST Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2022 furnished herewith.

0000594222_2 R1.0.0.6

Continued and to be signed on reverse side